Pricing Supplement Dated March 15, 2011 (To Prospectus Supplement Dated March 15, 2011 and Prospectus Dated July 9, 2009)	Rule 424(b)(3) File No. 333-160487 Pricing Supplement No. 2011-B2

GENERAL ELECTRIC CAPITAL CORPORATION

GE Interest Plus® for Businesses

Variable Denomination Floating Rate Notes

Greater than
Interest Rates:	$500 to $5 million		$ 5 million
	Rate	Yield	Rate	Yield
	.95%	.95%	.25%	.25%

Effective Dates:	March 15, 2011 until such time as a different rate is determined by the GE Interest Plus Committee. Information on current interest rates is available by calling 888-674-4138, 24 hours a day, seven days a week.

The rate for GE Interest Plus for Businesses Notes is separate and distinct from rates established for GE Interest Plus, which is offered to individual investors.